Exhibit 99.1

TRADED: Nasdaq: PRAI

FOR YOUR INFORMATION:

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
Matt Bond	Jeff Wilhoit	Kathy Waller
Senior Vice President and CFO	General Info	Analyst Contact
703-464-6300	312-640-6757	312-640-6696

WEDNESDAY, FEBRUARY 23, 2005

PRA INTERNATIONAL ANNOUNCES FOURTH QUARTER AND 2004 RESULTS

Reston, Virginia, February 23, 2005—PRA International (Nasdaq: PRAI), a leading global clinical research organization, today announced increases in service revenue and net income for the fourth quarter and twelve months ended December 31, 2004.

2004 Financial Highlight
•	Service revenue increased 12% to $277.5 million

•	Operating margin increased 61 basis points to 13.1%

•	Net income increased 57% to $20.7 million, or $1.02 per diluted share

•	Adjusted net income increased 88% to $24.8 million, or $1.22 per diluted share

•	Total new business awards increased 35% to $427.4 million

•	Backlog increased 25% to $448.8 million at December 31, 2004

Fourth Quarter Financial Highlights
•	Service revenue increased 16% to $71.2 million

•	Operating margin increased 410 basis points to 14.1%

•	Net income increased to $4.9 million, or $0.22 per diluted share

•	Adjusted net income increased to $5.2 million, or $0.23 per diluted share

•	Total new business awards increased 66% to $163.7 million

“We continue to capitalize on our therapeutic expertise and ability to execute and deliver complex clinical trials around the world for our clients. Our risk management, or drug safety group experienced service revenue growth of over forty percent during 2004 and continues to be one of PRA’s key strengths,” said Pat Donnelly, PRA president and chief executive officer. “Leveraging our partnerships with clients and our continued success in managing full-service

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global programs led to strong increases in new business awards, backlog, productivity gains and profitability.”

For the twelve months ended December 31, 2004, PRA’s service revenue totaled $277.5 million, an increase of 12 percent over $247.9 million in for 2003. Service revenue excludes from total revenue the reimbursed out-of-pocket costs associated with client projects and programs. Reimbursement revenue for PRA’s 2004 year totaled $30.2 million compared to $42.1 million for 2003. PRA’s income from operations, adjusting for the impact of the tender/option expenses of $6.5 million in 2004, increased 38 percent to $42.9 million compared to $31.0 million in 2003. Operating margin, which is based on service revenue and adjusted for the tender/option expenses for the year, was 15.5 percent compared to 12.5 percent in 2003. PRA’s 2004 net income, adjusting for the tender/option expenses, increased 88 percent to $24.8 million, or $1.22 per diluted share, compared to $13.2 million or $0.71 per diluted share in 2003.

In the fourth quarter of 2004, PRA’s service revenue totaled $71.2 million, an increase of 16 percent over $61.5 million in the fourth quarter of 2003. Reimbursement revenue totaled $6.7 million compared to $10.5 million in the fourth quarter of 2003. Income from operations in PRA’s fourth quarter, adjusting for the impact of the tender/option expenses of $0.5 million in 2004, increased 71 percent to $10.5 million compared to $6.2 million in the fourth quarter of 2003. The Company’s fourth quarter operating margin, based on service revenue and adjusted for the tender/option expenses, was 14.8 percent compared to 10.0 percent in the 2003 fourth quarter. Net income, adjusting for the tender/option expenses was $5.2 million, or $0.23 per diluted share, compared to a net loss in the year-ago quarter of $0.9 million, or a loss of $0.06 per diluted share.

Driven by a strong biotechnology and pharmaceutical R&D spending pipeline, particularly within PRA’s core oncology and central nervous system therapeutic areas, new business awards for the full year and the fourth quarter totaled $427.4 million and $163.7 million, respectively. Backlog at December 31, 2004 was approximately $448.8 million, compared to $360.1 million one year ago. For the 2004 year, proposal requests totaled $1.25 billion, compared to just over $1.0 billion for 2003. For the full year, the net book to bill ratio was 1.32 versus 1.13 for 2003.

PRA’s full year and fourth quarter cash flow from operations were $71.6 million and $40.6 million, respectively. Days sales outstanding, which includes accounts receivable, unbilled services less advanced billings were negative 39 days compared to negative nine days for 2003.

At year-end, PRA had cash and equivalents of $90.4 million and no long term debt. On November 17, 2004 the Company completed an initial public offering consisting of 3,600,000 newly issued common shares, 2,400,000 secondary shares and an exercised over-allotment option of 900,000 shares.

On January 21, 2005, PRA provided service revenue and earnings guidance for the 2005 and 2006 years. For the 2005 year, the Company guided toward a range of $1.18 to $1.22 per diluted share, with service revenue expected to be within a range of $308 million to $312 million. For the 2006 year, the Company guided toward a range of $1.37 to $1.43 per diluted share, with service revenue expected to be within a range of $345 million to $355 million. The diluted per share guidance excludes the impact of the non cash charge for stock options commencing in the third quarter of 2005. The Company expects that non-cash stock option expense will reduce diluted net income per common share from the stated guidance amounts but is not yet able to quantify the impact of non-cash stock option expense, which will depend on the market price and trading history of PRA’s common stock.

“We remain confident in the guidance estimates we issued last month, and reiterate our long-term expectation of 12 to 14 percent organic service revenue growth,” added Donnelly. “Our new business pipeline and backlog are in line with our expectations. We will address new opportunities in our service offerings by continuing to expand our geographic reach and by building additional capabilities in new and existing therapeutic and drug development areas. We believe we have the people and processes in place to pursue new opportunities efficiently and profitably.”

PRA will hold a conference call today at 9:00 a.m. EST to provide supporting detail on fourth quarter and 2004 results. The call will be available via live webcast at www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available at the site for 45 days.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, including estimates of net income and service revenue, as well as any other predictive statements dependent upon future events or conditions, or that include words such as “expects” or “estimates” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the Company’s estimates only as of the date of this news release and are not intended to give any assurance as to actual future results. Factors that might cause future results to differ include: the amount of non-cash stock option expense, which will depend on the Company’s stock price and fluctuations in that price over time; and general economic and business conditions. PRA’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions the Company believes to be reasonable based upon available information, they are subject to risks and uncertainties that are described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its prospectus dated November 17, 2004. This document can be accessed in the SEC’s EDGAR database found at www.sec.gov. Please note that PRA assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.

About PRA International
PRA International is one of the world’s leading clinical development organizations, with over 2,500 employees working from offices in North America, Europe, South America, Africa, Australia and Asia. PRA delivers services to its clients through a unique approach called Project Assurance SM, which represents the Company’s commitment to reliable service delivery, program-level therapeutic expertise, easy, global access to knowledge, and involved senior management.

To learn more about PRA International, please visit http://www.prainternational.com.

PRA International
Consolidated Income Statements
Three and Twelve Months ended December 31, 2004 and 2003
(Dollars, in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Service revenue	71,208	61,491	277,479	247,888
Reimbursement revenue	6,722	10,483	30,165	42,109
Total revenue	77,930	71,974	307,644	289,997
Direct costs	35,178	31,614	134,067	126,501
Reimbursable out of pocket costs	6,722	10,483	30,165	42,109
Selling, general and administrative	22,623	21,062	90,003	80,585
Tender/option expense	464	—	6,451	—
Depreciation and amortization	2,641	2,464	9,691	8,967
Management and director fees	240	198	840	800
Income from operations	10,062	6,153	36,427	31,035
Interest income (expense), net	(1,302)	(4,004)	(3,643)	(6,856)
Other income (expense), net	(870)	(1,659)	(38)	(4,023)
Income before tax	7,890	490	32,746	20,156
Provision for income taxes	2,999	1,418	11,997	6,909
Net income (loss)	4,891	(928)	20,749	13,247

Net income per share:
Basic	0.25	(0.06)	1.13	0.83
Diluted	0.22	(0.06)	1.02	0.71

Weighted-average number of shares:
Basic	19,925,493	16,078,664	18,442,313	15,965,408
Diluted	22,104,087	16,078,664	20,329,852	18,666,012

Reconciliation of adjusted income from operations
Income from operations	10,062	6,153	36,427	31,035
Tender/option expense	464	—	6,451	—
Adjusted income from operations [1]	10,526	6,153	42,878	31,035

Reconciliation of adjusted net income (loss)
Net income (loss)	4,891	(928)	20,749	13,247
Tender/option expense (net of tax effect)	288	—	4,088	—
Adjusted net income (loss) [1]	5,179	(928)	24,837	13,247

Adjusted net income per share:
Basic	0.26	(0.06)	1.35	0.83
Diluted	0.23	(0.06)	1.22	0.71

1Amounts shown herein as “adjusted income from operations” and “adjusted net income” exclude the effects of a one-time tender offer relating to our repurchase in 2004 of stock options and the payment of a special bonus to certain employee option holders. The tender offer and option repurchase costs, all of which were incurred in 2004 in connection with a one-time, special transaction, are not viewed by our management as indicative of the status of our ongoing operating performance. Adjusted income from operations and adjusted net income (i) are measures of our performance that are not required by or presented in accordance with GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of our GAAP results.

PRA International
Summary Balance Sheet Data
December 31, 2004 and 2003
(Dollars, in thousands)
(unaudited)

	December 31, 2004	December 31, 2003
Cash and cash equivalents	90,388	32,328
Accounts receivable, net	54,488	51,004
Unbilled services	29,992	48,513
Advanced billings	114,801	112,836
Working capital	11,478	(8,449)
Total assets	337,344	298,558
Shareholders equity	150,379	74,565

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